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                                                                    EXHIBIT 99.7


                                                                October 17, 2002


                          CONSENT OF EVERCORE GROUP INC

        We hereby consent to the use of Appendix E containing our opinion letter dated October 15, 2002 to the Special Committee of the Board of Directors and the Board of Directors of The Reader's Digest Association, Inc. in the Proxy Statement/Prospectus relating to the proposed recapitalization of The Reader's Digest Association, Inc. and to the references to our firm and to our opinion in such Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /s/ EVERCORE GROUP INC


                                              Evercore Group Inc